Pac-West Telecomm Announces the Appointment of Bill Davidson
to its Board of Directors

Stockton, CA - November 2, 2005 - Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of traditional and next-generation voice communications services in the Western U.S., today announced the appointment of Dr. William Davidson to its Board of Directors.

“We are very pleased that Bill has accepted the invitation to join our Board of Directors,” said Wally Griffin, Pac-West’s Chairman of the Board of Directors. “His background in business transformation and telecommunications is ideally suited to Pac-West’s strategy to expand its services to provide an infrastructure that enables any company to become a custom phone company. We welcome Bill’s insights and involvement to capitalize on the opportunities we see ahead of us.”

Dr. Davidson commented, “I am very excited by the direction the company is taking. Pac-West is a 25-year old, well respected company with a unique opportunity to take a lead role in enabling the next era of communications. By making its assets and experience available to non-traditional voice providers, Pac-West can dramatically change the communications landscape, greatly increasing choice and services to consumers. I am very pleased to join the Board of a company that is poised to make such a dramatic difference in the way the world communicates.”

Dr. Davidson has over 30 years of business and academic experience. Recognized as the most frequently cited author in the field of International Management during 1985-1994 by the Journal of International Business Studies, he has authored 9 books and dozens of articles on topics ranging from business strategy and management to international investment and technology transfer. Telecommunications specific areas cover topics such as the impacts of regulation, IP telephony, the wireless sector and broadband technology options and issues. Dr. Davidson has been a member of numerous Boards focused on national policy, economic and technology development, management and telecommunications.

Since 1985, Dr. Davidson has been the Chairman of MESA (Management Education Service Associates), a research and consulting organization specializing in business planning and executive development. From 1997 to 1998, Dr. Davidson was a partner at TVM Venture Group, a German venture capital group focused on high-tech start-ups in telecommunications, computing and biotechnology. From 1996 to 1997, he was a National Partner for Deloitte & Touche Management Consulting and Principal of the Telecommunications Consulting Practice. Prior to that, Dr. Davidson was involved in the Harvard Multinational Enterprise Project, supporting the Science Policy Research Division, the Senate Subcommittee on International Trade and conducting field research.

Dr. Davidson holds a Doctorate in Business Administration, and Masters of Business Administration from Harvard Business School, as well as an undergraduate degree in Economics from Harvard College.

Dr. Davidson has been appointed to serve on the Board’s Compensation Committee. He will serve as one of six Independent Directors, rendering the Board composition compliant with SEC and Nasdaq requirements.

About Pac-West Telecomm, Inc.
Pac-West is a provider of advanced communications services that enable traditional and next-generation providers, carriers, and service providers to efficiently design, deploy, and deliver integrated communication solutions. Currently, Pac-West has operations in California, Nevada, Washington, Arizona, Utah, and Oregon. Founded in 1980, Pac-West Telecomm, Inc. has been offering communication services to its customers since 1982 and has been a leading provider of wholesale services to Internet Service Providers. For more information, visit www.pacwest.com.

Forward-Looking Statements
In this press release, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2004, as filed with the SEC on March 30, 2005, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our level of indebtedness; an inability to generate sufficient cash to service our indebtedness; regulatory and legal uncertainty with respect to intercarrier compensation payments received by us; the migration to broadband Internet access affecting dial-up Internet access; the loss of key executive officers could negatively impact our business prospects; an increase in our network expenses; migration of our enterprise customer base to U.S. TelePacific Corp. occurring sooner or later than contemplated; the possible delisting of our common shares from the Nasdaq SmallCap Market; and our principal competitors for local services and potential additional competitors have advantages that may adversely affect our ability to compete with them.

For more information, reporters may contact:
Nicole Rayl
Pac-West
209-926-4371
nrayl@pacwest.com

For more information, investors may contact:
Reid Cox
Pac-West
209-926-3417
rcox@pacwest.com